EXHIBIT 99.1

Investor Relations Contact:	August 18, 2004
Steve Belgrad, 303-394-7706

Media Contact:
Shelley Peterson, 303-316-5625

JANUS CAPITAL GROUP REACHES FINAL SETTLEMENT WITH REGULATORS

DENVER – Janus Capital Group Inc. (NYSE: JNS) confirmed today that it has reached final settlements with the Attorneys General of New York and Colorado, the Colorado Division of Securities, and the U.S. Securities and Exchange Commission (SEC) related to the company’s previously disclosed frequent-trading arrangements. The monetary amounts and other terms of the final settlements are consistent with Janus’ previously announced agreements in principle with state regulators and the SEC staff. Janus has now finalized those agreements.

“I want to thank our fund holders and employees who have remained loyal to Janus during a difficult time,” said Janus Chairman and Chief Executive Officer Steve Scheid. “We are focused on delivering strong, consistent performance to our fund holders and putting their interests first and foremost. These are the two principles on which Janus was founded 35 years ago.”

Scheid, who was appointed CEO in April, noted that during the last year, Janus implemented several new controls in an effort to protect the interests of fund holders. The measures, which were approved by the trustees of the Janus funds, include: enhancing portfolio valuation techniques to discourage market timing; eliminating the use of “third-party soft dollars,” which is the practice of using brokerage commissions to purchase certain research products and services from third parties; implementing a 2% redemption fee on shares of certain funds liquidated within 90 days of purchase; and increasing portfolio holdings disclosure to monthly from semi-annually. The Janus fund trustees also appointed an independent chairman.

About Janus Capital Group Inc.

Based in Denver, Colorado, Janus Capital Group Inc. is a leading asset manager offering individual investors and institutional clients complementary asset management disciplines through the firm’s global distribution network. Janus Capital Group consists of Janus Capital Management LLC, Enhanced Investment Technologies, LLC (INTECH), Bay Isle Financial LLC and Capital Group Partners. In addition, Janus Capital Group owns 30% of Perkins, Wolf, McDonnell and Company, LLC.

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Please consider the charges, risks, expenses and investment objectives carefully before investing. For a prospectus containing this and other information, please call Janus at 1-800-525-3713 or download the file from www.janus.com. Read it carefully before you invest or send money.

Funds distributed by Janus Distributors LLC (8/04)

This press release includes statements concerning potential future events involving Janus Capital Group Inc. that could differ materially from the events that actually occur. The differences could be caused by a number of factors including those factors identified in Janus’ Annual Report on Form 10-K for the year ended December 31, 2003, on file with the Securities and Exchange Commission (Commission file no. 001-15253). Any forward-looking statements contained in this release are as of the date on which such statements were made. The Company assumes no duty to update them, even if experience, unexpected events, or future changes make it clear that any projected results express or implied therein will not be realized.

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